Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of September 30, 2019, Construction Partners, Inc. (the “Company,” “we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A common stock, $0.001 par value per share (“Class A Common Stock”).
Description of Capital Stock
The following is a description of the material terms of our capital stock. It does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws, or any supplement or amendment thereto (the “Bylaws”), and the General Corporation Law of the State of Delaware (“DGCL”). Copies of the Certificate of Incorporation and Bylaws have been filed with the Securities and Exchange Commission as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K.
Authorized Capital Stock
Under the Certificate of Incorporation, our authorized capital stock consists of:
•400,000,000 shares of Class A Common Stock;
•100,000,000 shares of Class B common stock, par value $0.001 per share (“Class B Common Stock”); and
•10,000,000 shares of undesignated preferred stock, par value $0.001 per share.
As of September 30, 2019, we had 32,597,736 shares of Class A Common Stock outstanding, 19,184,009 shares of Class B Common Stock outstanding and no shares of undesignated preferred stock issued or outstanding. As of September 30, 2019, we had reserved approximately 1,707,466 million additional shares of Class A Common Stock for issuance under our various stock and compensation incentive plans. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Class A Common Stock
Dividend Rights
The holders of Class A Common Stock are entitled to receive dividends at the same rate if, as and when declared by our board of directors, out of our legally available assets, in cash, property, shares of our common stock or other securities, after the payment of dividends required to be paid on our outstanding preferred stock, if any.
Voting Rights
The holders of Class A Common Stock are entitled to one vote per share. The holders of Class B Common Stock are entitled to ten votes per share. The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of stockholders, including the election of directors, unless otherwise required by applicable law, the Certificate of Incorporation or the Bylaws. The holders of Class A Common Stock do not have cumulative voting rights in the election of directors.

Liquidation Rights
Upon our liquidation, dissolution or winding up or upon a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of Class A Common Stock and Class B Common Stock treated as a single class, subject to the prior satisfaction of all outstanding debts and other liabilities and the preferential rights and liquidation preferences to be paid on our outstanding preferred stock, if any.
Modification of Rights
The Certificate of Incorporation provides that we will not amend, alter, repeal or waive certain provisions of the Certificate of Incorporation, or adopt any provision inconsistent therewith or effect any reclassification of the shares of Class A Common Stock, unless such action is first approved by the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, and, to the fullest extent permitted by law, the holders of Class A Common Stock will have no right to vote thereon. However, this provision is subject to any other vote required by applicable law, and under Section 242(b)(2) of the DGCL, holders of Class A Common Stock would be entitled to vote as a class upon a proposed action, whether or not entitled to vote by the Certificate of Incorporation, if such action would increase or decrease the par value of Class A Common Stock, or alter or change the powers, preferences or special rights thereof so as to affect them adversely.
Other Matters
The holders of Class A Common Stock have no sinking fund or redemption provisions, or conversion or preemptive rights. All outstanding shares of Class A Common Stock are validly issued, fully paid and non-assessable. Class A Common Stock is not convertible into any other shares of our capital stock.
Exchange Listing
The Class A Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “ROAD.”
Preferred Stock
The Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any rules adopted by The Nasdaq Stock Market LLC, these authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of such series, including dividend rights, voting rights, conversion rights, terms of redemption, liquidation rights and any other relative rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such series.
We could issue a series of preferred stock that, depending on its terms, may impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which they might receive a premium over the market price for their shares of Class A Common Stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A Common Stock by restricting dividends on Class A Common Stock, diluting the voting power of Class A Common Stock or subordinating the liquidation rights of Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A Common Stock.
Certain Provisions of the Certificate of Incorporation and Bylaws
The Certificate of Incorporation and Bylaws of the Company contain certain provisions that may delay, defer or prevent a change in control of the Company.

Dual Class Structure
The Certificate of Incorporation provides for a dual class structure, under which each share of our Class A Common stock has one vote per share and each share of our Class B Common Stock has ten votes per share.
Authorized but Unissued Capital Stock
The Certificate of Incorporation authorizes shares of Class A Common Stock, Class B Common Stock and preferred stock that are unissued and unreserved.
Classified Board
The Certificate of Incorporation and Bylaws classify the Board of Directors into three classes of directors as nearly equal in number as possible, each of which will serve for three years, with one class of directors being elected each year.
Removal of Directors; Vacancies
The Certificate of Incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all then-outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, that once no shares of our Class B Common Stock remain outstanding, directors may only be removed for cause, and then only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. In addition, the Certificate of Incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, if any, any vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, that once no shares of our Class B Common Stock remain outstanding, any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancy occurring on our board of directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director and not by stockholders.
Special Meetings
The Certificate of Incorporation and Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, Chief Executive Officer, the board of directors or at the request of the holders of 25% of the Class B Common Stock. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.
Advance Notice Requirement
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed.

Business Combinations
The Certificate of Incorporation contains provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder, unless:
•prior to such time, our board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, such stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to such time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by such stockholder.
No Cumulative Voting
The Certificate of Incorporation does not authorize cumulative voting.
Limitation of Liability of Directors
The Certificate of Incorporation generally provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or its stockholders for monetary damages for breach of certain fiduciary duties as a director. Under the DGCL, a director’s liability may not be eliminated:
•for any breach(es) of the director’s duty of loyalty to us or to our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for certain unlawful dividend payments or stock redemptions or repurchases; and
•for any transaction from which the director derives an improper personal benefit.
•The effect of this provision is to restrict the rights of the Company and its stockholders to recover monetary damages against a director for breach of certain fiduciary duties as a director.
Supermajority Voting
The Certificate of Incorporation and the Bylaws provide that our board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter. For as long as shares of our Class B Common Stock remain outstanding, any alteration, amendment, change, addition, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy and entitled to vote on such alteration, amendment, change, addition, rescission or repeal. Once no shares of our Class B Common Stock remain outstanding, any alteration, amendment, change, addition, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class.
The Certificate of Incorporation provides that once no shares of our Class B common stock remain outstanding, certain provisions of the Certificate of Incorporation may be altered, amended, changed, added to, rescinded or repealed only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class.